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EXHIBIT 99.1

Press Release


Contact:    Craig M. Gentner                       Anne Smith
            Chief Financial Officer                Public Relations Manager
            Redback Networks                       Redback Networks
            (408) 543-2100                         (408) 543-2100
            investor_relations@redback.com         asmith@redback.com


REDBACK NETWORKS INC. ANNOUNCES $500 MILLION PRIVATE CONVERTIBLE DEBT OFFERING

SUNNYVALE, Calif., March 16, 2000 -- Redback Networks, Inc., (NASDAQ: RBAK), a leading provider of advanced networking solutions, today announced its intention to issue $500 million aggregate principal amount of Convertible Subordinated Notes due 2007, in a private placement pursuant to Rule 144A under the Securities Act. These securities have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Redback expects the net proceeds of this offering will be used for working capital and general corporate purposes, including financing growth, product development and capital expenditures. Redback may also use a portion of the net proceeds to fund investments in and acquisitions of businesses, partnerships, products or technologies that complement or expand its business.

About Redback Networks, Inc.
Founded in 1996 and headquartered in Sunnyvale, Calif., Redback Networks, Inc., is a leading provider of advanced networking solutions that enable carriers, cable operators, and service providers to rapidly deploy broadband access and services. The company's market-leading Subscriber Management Systems (SMSs) connect and manage large numbers of subscribers using any of the major broadband access technologies such as Digital Subscriber Line (DSL), cable, and wireless. To deliver integrated transport solutions for metropolitan optical networks, Redback's SmartEdge(TM) multi-service platforms leverage powerful advances in application-specific integrated circuit (ASIC), IP, and optical technology. With this product portfolio, Redback Networks is the first equipment supplier focused exclusively on developing integrated solutions for the New Access Network.


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Redback, Subscriber Management System, and SmartEdge are trademarks of Redback
Networks, Inc. Other trademarks, service marks, and trade names belong to their respective owners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995


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The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Redback Networks' expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based upon information available to Redback Networks as of the date hereof, and Redback Networks assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to Redback Networks' business are set forth in the documents filed by Redback Networks with the Securities and Exchange Commission, specifically the most recent report on Form 10-K, and the other reports filed from time to time with the Securities and Exchange Commission.